 KOHL'S DEFA14A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

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[  ]Definitive Proxy Statement

[X]Definitive Additional Materials

[  ]Soliciting Material Pursuant to §240.14a-12

KOHL’S CORPORATION
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CEO Email to Managers & Up

To: [Insert Relevant Employee Group; Recommend Managers and Up]

From: Michelle Gass

Subject: Investor Activist Situation Update

<<insert Michelle Gass masthead>>

Dear <<insert associate name>>,

I’m writing to provide an update on the situation regarding the activist investors as you may be seeing some additional press coverage. First, know that this kind of press coverage and public communication from Kohl’s and the activists are common in these types of situations. And second, be assured that we remain very confident in our company and our future. While we are working through the activist campaign, we are primarily focused on running a great business and building on our current momentum.

As I shared in my last message, a group of activist hedge funds has recently taken an investment position in Kohl’s. They are now seeking five seats on our Board of Directors. While we remain open to new ideas from our shareholders, we do not believe the activists’ proposals and their slate of directors are in the best interest of Kohl’s. As a result, we are proactively communicating with all our shareholders to share our perspective and recommendations.

To support our position, today our Board is mailing a letter to our shareholders that provides further information about the activists’ campaign as well as our point of view. To make sure we are reaching all our shareholders, we are also issuing a press release with the contents of the letter, which you can read here.

You can expect more of these communications from us and the activists in the coming weeks. All of this is normal when a company is managing through an activist situation.

Regardless of the activists’ campaign, this is an exciting time for Kohl’s. We have great confidence in our performance and our strategy to accelerate growth and profitability, and we are encouraged by the more than 200% appreciation in our stock price since announcing our new strategy in October 2020. It’s clear we have strong support for our strategy and future growth.

If you see additional media coverage or receive any mailings about the activist campaign, please know that we are proactively managing the situation to ensure we remain on the right track to capitalize on the many opportunities ahead. If you have questions, you can visit KohlsMomentum.com for information from Kohl’s. If you receive any media inquiries about this matter, please direct them to Jen Johnson at Jen.Johnson@kohls.com. If you receive any questions from investors, please send them directly to Mark Rupe at Mark.Rupe@kohls.com.

As always, we will update you on important developments as appropriate. In the meantime, let’s all continue to focus on our work as we execute all of the plans we have underway for 2021 and the years ahead. Thank you all for your continued hard work and dedication.

Sincerely,

<<insert Michelle’s signature>>

Required SEC Disclosure

Cautionary Statement Regarding Forward-Looking Information

This email contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “strategy,” “preliminary,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to execute on and realize the benefits of our strategic plan, market conditions beyond our control, including the ongoing and evolving impact of the COVID-19 pandemic, that may negatively impact our stock price vis-à-vis industry analyst expectations and the risks described more fully in Item 1A in the Company's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in the Company's filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

This email was sent to all Kohl’s managers and above.